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                                   EXHIBIT 5

             OPINION OF WIRT T. MAXEY, ESQ.,  REGISTRANT'S COUNSEL


                                August 29, 1997



Securities and Exchange Commission
Washington, D.C.  20549

Re:  Alpha Bytes, Inc.

Gentlemen:

     This opinion is given in connection with the filing of registration number 33-20783-D (the "Registration Statement") filed with the United States Securities and Exchange Commission, as it pertains to 100,000 shares of freely trading Alpha Bytes, Inc.'s (the "Registrant") common stock, no par value, one half of which (50,000 shares) is to be issued immediately to Fortress Financial Group, Ltd., a Delaware corporation, pursuant to the terms of a consulting agreement. The remaining 50,000 shares is to be retained in the Corporation's treasury to be issued at a later date to the Fortress if the original terns of the contract are met and subsequent work is to be preformed.

     Certain terms used in this opinion characterized by initial capital letters have the meaning set forth in the Registration Statement. We have examined the originals and copies of corporate instruments, certificates and other documents of the Registrant and interviewed representatives of the Registrant to the extent we deemed it necessary, in order to form the basis for the opinion hereinafter set forth. A major portion of our investigation of the Registrant involved review of 34 Act reports heretofore filed by the Registrant its Articles of Incorporation and Bylaws, the information contained therein having been presumed to be accurate. We have also reviewed the Investment Banking Agreement the parties have entered into.

     In such examination we have assumed the genuineness of all signatures and authenticity of all documents submitted to us as certified or photostatic copies. As to all questions of fact material to this opinion which have not been independently established, we have relied upon statements or certificates of officers or representatives of the Registrant.

     Based on the foregoing, we are of the opinion that the 50,000 shares of the registrant's common stock referred to in the Registration Statement will, upon issuance in exchange for services to be rendered as approved by Rule as to use of Form S-8(a), be fully paid and non-assessable and there is no personal liability to the owners thereof. If further shares are issued this firm will have to review all new documents concerning any additional work the Fortress will be performing before it can issue an opinion concerning their validity etc.

     This law firm hereby consents to the filing of this Opinion as an Exhibit to the Registration Statement; however, this Opinion is limited to the facts set forth herein and is not to be interpreted as an Opinion that the Registration Statement has been properly prepared, or provides all required disclosure.

                                    Very truly yours,

                                    /s/ Wirt T. Maxey
                                    ----------------------
                                    Wirt T. Maxey, Esquire

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